UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2008

MedAssets, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-33881	51-0391128
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 North Point Center E., Suite 200 Alpharetta, Georgia	30022
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 678-323-2500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On May 9, 2008, the Company entered into the third amendment to its existing credit agreement with Bank of America, N.A. and the parties therein (the “Prior Third Amendment”), a copy of which was filed on May 15, 2008 as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2008. On May 22, 2008, the Company, Bank of America, N.A. and other parties thereto entered into a revised third amendment to the Company’s existing credit agreement (the “Revised Third Amendment”), which supersedes and replaces the Prior Third Amendment in its entirety. Pursuant to the Revised Third Amendment, among other things, the term loan facility will be increased by $50,000,000, commitments to make loans under revolving credit facility will be increased from $110,000,000 to $125,000,000, and the applicable margins on the rate of interest payable by the Company will also be increased. The effectiveness of the Revised Third Amendment is conditioned upon, among other things, the closing of the acquisition of all of the outstanding stock of Accuro Healthcare Solutions, Inc. (the “Accuro Acquisition”). The proceeds of the increased facilities will be used to fund a portion of the purchase price of the Accuro Acquisition.

The foregoing description of the Revised Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Revised Third Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
10.1	Third Credit Agreement Amendment, dated as of May 22, 2008 among MedAssets, Inc., its domestic subsidiaries, Bank of America, N. A., and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAssets, Inc.

May 28, 2008	By:	/s/ Jonathan H. Glenn
Name: Jonathan H. Glenn, Esq.
Title: Executive Vice President and Chief Legal and Administrative Officer

Exhibit Index

Exhibit No.	Description
10.1	Third Credit Agreement Amendment, dated as of May 22, 2008 among MedAssets, Inc., its domestic subsidiaries, Bank of America, N. A., and the other lenders party thereto.

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